Exhibit 107
Calculation of Filing Fee Tables

FORM S-3
(Form Type)

Upland Software, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Preferred Stock	Rule 457 (i)	115,000	$1,203.47	138400000(3)	0.0001102	$15,251.68
Equity	Common Stock	Rule 457 (i)	7,908,572	—	—	—	(4)

Total Offering Amounts							$138,400,000.00
Total Fee Offsets							—
Net Fee Due							$15,251.68

(1)	On August 23, 2022, the selling stockholders acquired an aggregate of 115,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) in a private transaction. Each share of Series A Preferred Stock is convertible into a whole number of shares of common stock, par value $0.0001 per share (“Common Stock”), determined by dividing the sum of $1,000 per share of Series A Preferred Stock (the “Liquidation Preference”) plus any accrued and unpaid quarterly dividends thereon on the conversion date by $17.50. The 7,908,572 shares of Common Stock that may be offered for resale by the selling stockholder assumes all dividends are paid by increasing the Liquidation Preference for 16 dividend payment periods from the initial issuance date of the Series A Preferred Stock.
(2)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of shares which may be offered or issued by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise with respect to the shares being registered.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) promulgated under the Securities Act on the basis of the liquidation preference in the amount of $1,203.47 per share of preferred stock, which reflects the initial liquidation preference of $1,000 per share plus increases to the liquidation preference (“Liquidation Preference Dividends”) to reflect dividend amounts in accordance with the Certificate of Designation for the Series A Preferred Stock for 16 dividend payment periods. As described in the prospectus included in the registration statement to which this filing fee table is an exhibit, in the future, the Company may be required to register additional shares of common stock issuable upon conversion of the Series A Preferred Stock to reflect further Liquidation Preference Dividends.
(4)	No separate consideration will be received for the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.